EXHIBIT 10.3

EXCLUSIVE AIRCRAFT SUBLEASE (S/N 6003)
THIS EXCLUSIVE AIRCRAFT SUBLEASE (S/N 6003) (together with all Supplements, Riders and Addenda hereto, this “Sublease”) is dated as of September 27, 2013 (the “Effective Date”) by and between CLOVERDALE SERVICES, LLC, a Washington limited liability company, as sublessor (“Sublessor”) and STARBUCKS CORPORATION, a Washington corporation, as sublessee (“Sublessee”). Capitalized and certain other terms used but not otherwise defined in this Sublease shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.	SUBLEASE OF AIRCRAFT.

1.1Sublease. Subject to the terms and conditions provided in this Sublease and the other Sublease Documents, Sublessor agrees to sublease the Aircraft to Sublessee, and Sublessee agrees to sublease the Aircraft from Sublessor.

1.2Sublease Supplement. The execution by Sublessee of the Sublease Supplement will evidence that the Aircraft is subleased under, and is subject to all of the terms, provisions and conditions of, this Sublease and the other Sublease Documents, and shall constitute Sublessee’s unconditional and irrevocable acceptance of the Aircraft for all purposes hereof and thereof. The sublease of the Aircraft to Sublessee shall commence on the Acceptance Date and end on the Expiration Date, unless extended or earlier terminated or cancelled pursuant to this Sublease. Sublessee warrants that as of, and at all times after the Acceptance Date, Lessor will be the legal owner of the Aircraft, and Sublessee shall have only the right to use and possess the Aircraft in accordance with the Sublease Documents, in each case, except as otherwise expressly provided in this Sublease.

1.3Monthly Report. Within thirty (30) days after the end of each month, Sublessee shall provide a monthly report to Sublessor which shall include flight segments and hours for the preceding month in the form attached hereto as Schedule No. 4.

SECTION 2.RENT, NET LEASE, TERMINATION.

2.1Rent. Sublessee shall pay to Sublessor the following amounts (any and all such amounts, as applicable, “Rent”): (a) as “Basic Rent”, on the Rent Commencement Date, Daily Rent for each day starting with the Acceptance Date, to but excluding the Rent Commencement Date; and (b) on the First Basic Rent Date and on each Basic Rent Date following that date, an amount equal to the product of (i) the Lessor’s Cost, multiplied by (ii) the Basic Rent Percentage set forth on Schedule No. 2-A; and (b) as “Supplemental Rent”, (i) as and when due, any other amount that Sublessee is obligated to pay under this Sublease or any of the Sublease Documents to Sublessor (including Casualty Value and/or any amounts due pursuant to any Addendum), and (ii) interest accruing at the Late Payment Rate on any Rent not paid when due, until paid. Sublessee shall make all payments of Rent in United States Dollars (“U.S. Dollars”), in immediately available funds on the date payable under this Sublease or the other Sublease Documents, in the manner (whether by check, wire transfer or otherwise) directed by Sublessor, in writing to Sublessee.

2.2Net Lease.

(a)This Sublease is a net lease, and Sublessee acknowledges and agrees that, except for a termination of this Sublease by either party as set forth herein, a termination by Lessor pursuant to Section 9.7 or as provided in Section 2.2(b) Sublessee’s obligation to pay, and Sublessor’s right to receive, all Rent in accordance with this Sublease shall be absolute, irrevocable, and unconditional (except for the defense of payment in accordance with the terms hereof).
(b)Sublease shall be permitted to setoff against amounts required to be paid by Sublessee to Sublessor any and all past due amounts required to be paid by Sublessor, its principal or affiliates to Sublessee or its affiliates in connection with the Aircraft.

2.3Termination by Either Party. Either Sublessor or Sublessee may terminate this Sublease by giving at least forty-five (45) days’ written notice to the other party.

SECTION 3.QUIET ENJOYMENT; DISCLAIMERS.

(a)Sublessor represents and warrants that during the Term, (i) Sublessor is and will remain (A) duly organized, validly existing and in good standing under the laws of the state of its organization, (B) duly qualified to do business in each jurisdiction where the failure to be so qualified would cause a material adverse effect on Sublessor’s ability to perform its obligations under this Sublease, and (C) a “citizen of the United States” within the meaning of the Transportation Code; (ii) Sublessor has the necessary authority and power to transact the business in which it is engaged; (iii) Sublessor’s execution and delivery of, and performance of its obligations under and with respect to, each of the Sublease Documents to which it is a party (including leasing the Aircraft, and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Sublessor consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Sublessor’s Organizational Documents, or any agreement, indenture, or other instrument to which Sublessor is a party or by which it may be bound, (C) do not require the approval of or notice to (I) any Governmental Authority, except for the filings and registrations specified in the Section 10(b) of the Sublease Consent, all of which shall have been duly effected, prior to or concurrently with Sublessor’s leasing the Aircraft from Lessor, Sublessor’s subleasing of the Aircraft to Sublessee and Sublessee’s acceptance of the Aircraft under this Sublease, or (II) any other party (including any trustees or holders of indebtedness), (D) will not result in the creation or imposition of any Lien (except Permitted Liens) on any of the asset of any Sublessee Party with respect to the Aircraft other than the Lessor’s Interest created under the Lease and by the other Lease Documents with respect to the Aircraft and Sublessee’s interest created by the Sublease and (E) [reserved]; (iv) each of the Sublease Documents have been duly authorized, executed and delivered by an authorized representative of Sublessor, and constitutes the legal, valid and binding obligation of Sublessor, enforceable against it in accordance with the respective terms of such Sublease Documents, and constitutes the legal, valid and binding obligation of Sublessor except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws; (v) there are no proceedings pending or, so far as the managers or members of Sublessor know, threatened against or affecting Sublessor or any of its property before any Governmental Authority that reasonably could impair Lessor’s or Sublessor's Interests in, to or with respect to the Aircraft, or that, if decided adversely, reasonably could materially affect the financial condition or operations of Sublessor or its ability to perform its obligations under the Lease Documents or the Sublease Documents, as applicable; and (vi) so long as no Event of Default has occurred and is continuing, the possession and use of the Aircraft by Sublessee pursuant to and during the Term of this Sublease, shall not be interfered with by Sublessor or anyone claiming an interest by or through Sublessor, including but not limited to the Lessor Parties.

(b)(i) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3(a) ABOVE, SUBLESSOR SHALL NOT BE DEEMED TO HAVE MADE, AND HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE AIRCRAFT, INCLUDING ANY ENGINE, PART OR RECORD, OR ANY MATTER WHATSOEVER, INCLUDING, THE AIRCRAFT’S DESIGN, CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, ABSENCE OF ANY PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR LATENT DEFECT (WHETHER OR NOT DISCOVERABLE BY SUBLESSEE), COMPLIANCE OF THE AIRCRAFT WITH ANY APPLICABLE LAW, CONFORMITY OF THE AIRCRAFT TO THE DESCRIPTION SET FORTH IN THE SUBLEASE, OR ANY INTERFERENCE OR INFRINGEMENT, OR ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE, NOR SHALL SUBLESSOR BE LIABLE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR STRICT OR ABSOLUTE LIABILITY IN TORT (EXCEPT TO THE EXTENT SUCH LIABILITY ARISES OUT OF THE NON-RECOURSE AGREEMENT OR ITS OBLIGATIONS THEREUNDER TO SUBLESSEE OR ANY LESSOR PARTY); AND SUBLESSEE HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY OF THE FOREGOING. (ii) Without limiting the foregoing, (A) Sublessor will not be responsible to Sublessee with respect to, and Sublessee agrees to bear sole responsibility for, any risk or other matter that is the subject of Sublessor’s disclaimer; PROVIDED THAT, THE SUBLESSEE SHALL NOT BE LIABLE TO SUBLESSOR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR STRICT OR ABSOLUTE LIABILITY IN TORT, AND SUBLESSOR HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY OF THE FOREGOING; (B) Sublessee, with Sublessor’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), may exercise Sublessor’s rights, if any, under any warranty of any manufacturer (including the Manufacturer) or any supplier (including the Supplier(s)) with respect to the Aircraft; except that Sublessee’s exercise of such rights (1) shall be at no cost or risk to Sublessor (except as otherwise provided in the Sublease Documents), and any such cost and risk shall be the sole responsibility of Sublessee by indemnification or other related promise hereunder, (2) shall not result in any prejudice to Sublessor, (3) shall not be enforced by legal proceeding without Sublessor’s prior written consent, such consent not to be unreasonably delayed, withheld or conditioned, and (4) may be exercised unless and until the Aircraft is returned to Sublessor pursuant to this Sublease or to Lessor under the

Sublease Consent or the Non-Recourse Agreement and only so long as no Event of Default has occurred and is continuing; and (C) Sublessee hereby agrees that Sublessor’s warranty in Section 3(a) above, and Sublessee’s rights pursuant to sub-clause (B), are in lieu of any other representations or warranties by Sublessor, express or implied, with respect to the condition of the Aircraft, all of which have been effectively disclaimed and waived pursuant to this Section 3(b). For the avoidance of doubt, for purposes of Section 3(b)(ii)(A) above, Sublessor and Sublessee hereby agree that any amount, cost or expense paid by Sublessor shall not be deemed an indirect, incidental special or consequential damage.

SECTION 4.REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SUBLESSEE.
Sublessee represents, warrants and covenants to Sublessor that:

4.1Organization. Sublessee is and will remain (a) duly organized, validly existing and in good standing under the laws of the state of its organization and (b) duly qualified to do business in the jurisdiction of the Primary Hangar Location, as well as in each other jurisdiction where the failure to be so qualified would cause a material adverse effect on Sublessee’s ability to perform its obligations under this Sublease. Sublessee has the necessary authority and power to transact the business in which it is engaged.

4.2Authority; Enforceability; Etc.

(a)Authorized. Sublessee’s execution and delivery of, and performance of its obligations under and with respect to, each of the Sublease Documents to which it is a party (including its subleasing, possessing and operating the Aircraft, and participating in the other transactions contemplated herein and therein), (i) have been duly authorized by all necessary action on the part of Sublessee consistent with its form of organization, (ii) do not contravene or constitute a default under any Applicable Law, any of Sublessee’s Organizational Documents, or any agreement, indenture, or other instrument to which Sublessee is a party or by which it may be bound, (iii) except with respect to operational or maintenance requirements, do not require the approval of or notice to (A) any Governmental Authority, except for the filings and registrations specified in the Section 8(b) of the Sublease Consent, all of which shall have been duly effected, prior to or concurrently with Lessor’s purchasing the Aircraft and leasing it to the Sublessor and, Sublessor’s subleasing of the Aircraft to Sublessee, and Sublessee’s acceptance of the Aircraft under this Sublease, or (B) any other party (including any trustees or holders of indebtedness), and (iv) will not result in the creation or imposition of any Lien (except Permitted Liens) with respect to the Aircraft.

(b)Enforceable. Each of the Sublease Documents has been duly authorized, executed and delivered by an authorized representative of Sublessee, and constitutes the legal, valid and binding obligation of Sublessee, enforceable against Sublessee in accordance with their respective terms except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws or the application of equitable principles.

(c)Proceedings. There are no proceedings pending or, so far as the officers of Sublessee know, threatened against or affecting Sublessee or any of its property before any Governmental Authority that reasonably could impair Lessor’s Interests in, to or with respect to the Aircraft, or that, if decided adversely, reasonably could materially affect Sublessee’s ability to perform its obligations under the Sublease Documents.

(d)Reserved.

4.3Acceptance; Title, Etc. Without limiting the foregoing, upon Sublessee’s acceptance of the Aircraft under this Sublease, on the Acceptance Date:

(a)Conditions Satisfied. Sublessee has satisfied or complied with all applicable conditions precedent as set forth in the Sublease Documents; and no Default or Event of Default is existing.

(b)Acceptance. As of the Acceptance Date, the Aircraft has been delivered to Sublessee, is in Sublessee’s possession, has been inspected by Sublessee to its complete satisfaction and is, unconditionally, irrevocably and fully accepted by Sublessee. Without limiting the foregoing, (i) the Aircraft has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, is in conformity with the requirements of the Applicable Standards, is currently certified under all existing applicable FARs and any other Applicable Laws, and is airworthy in all respects; (ii) solely as between Sublessor and Sublessee (and without prejudicing Sublessee’s rights against Supplier or any other third party, which rights are not being disclaimed hereby) Sublessee has no pending claims and has no current knowledge of any facts upon which a future claim may be based, against any prior owner, Manufacturer or Supplier or any other supplier of the Aircraft, for breach of warranty or otherwise; (iii) Sublessee has furnished no equipment for the Aircraft, or permitted as an Addition pursuant to this Sublease; and (iv) all of the information contained in Schedules No. 1 and No. 2, including the Primary Hangar Location, the registration number of the Aircraft, and each of the serial numbers, manufacturer and model numbers of the Airframe and Engines and any APU are true and accurate.

(c)Reserved.

(d)Cape Town Convention. For the purposes of the Cape Town Convention and any other Applicable Law: (i) upon the acceptance of the Aircraft by Sublessee under this Sublease, Sublessee shall be situated in the United States (which is a contracting state); (ii) Sublessee consents to the registration with the International Registry of Sublessor’s international interest created by the Sublease and Sublessor’s security assignment to Lessor of such international interest together with all associated rights relating thereto, solely for purposes of Lessor’s protecting its interest in the Aircraft and such associated rights under the Cape Town Convention and other applicable commercial law; (iii) Sublessee is a transacting user entity, has appointed an administrator (which administrator is Kirk Woford at Insured Aircraft Title Service, Inc.) and has designated a professional user entity reasonably acceptable to Sublessor; (iv) Sublessee has paid all required fees and taken all actions necessary to enable Lessor and Sublessor to register any international interests created with respect to this Sublease with the International Registry; (v) Sublessee authorizes its professional user entity to consent to the registrations contemplated herein with the International Registry upon request therefor by Sublessor or Lessor; and (vii) Sublessee will not discharge any international interest created in favor of Lessor, or assigned to Lessor, without Lessor’s prior written consent.

SECTION 5.COMPLIANCE, USE AND MAINTENANCE.

5.1Compliance; Organizational Issues. On the Acceptance Date, and at all times thereafter until the Aircraft is returned to Sublessor pursuant to this Sublease, Sublessee agrees that it shall fully and timely perform and comply with, or shall cause to be so fully and timely performed, all of the following:

(a)Sublessee shall (i) duly observe and conform to all requirements of Applicable Law relating to the Aircraft, (ii) obtain and keep in full force and effect all rights, franchises, licenses and permits, and all approvals by any Governmental Authority, in each case, required with respect to Sublessee’s performance of its obligations under the Sublease Documents and the operation of the Aircraft, (iii) cause the Aircraft to (A) remain primarily hangared at the Primary Hangar Location (except as may be otherwise directed by Sublessor or its principal), and (B) (subject to Section 5.6) be and remain duly registered in Lessor’s name under the Transportation Code, including by fully and timely complying with any and all informational and other requests by the FAA, and taking all other actions required by Applicable Law, and (iv) pay and perform all of its obligations and liabilities when due (except in the case of a good faith dispute being pursued with due diligence and by appropriate proceedings).

(b)Reserved.

(c)Sublessee agrees to (i) prominently display on the Aircraft the FAA registration number, specified in Schedule No. 1, or such other registration number as has been approved by and exclusively reserved to Lessor in its name and duly reflected on the FAA Registry; and (ii) notify Sublessor in writing thirty (30) days prior to making any material change in the appearance or coloring of the Aircraft.

5.2Operation, Etc. Sublessee agrees that the Aircraft will be operated in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, for purposes that are incidental to the business of Sublessee, including for the purposes permitted under FAR 91.501(b)(5), and in a manner that is consistent with the transactions hereunder being deemed commercial (and not consumer) transactions under Applicable Law. Unless otherwise expressly permitted hereunder, (a) Sublessee shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (b) Sublessee shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA and any other applicable Governmental Authority and the Required Coverages. Sublessee may fly the Aircraft temporarily to any country in the world, provided that the Aircraft (x) shall at all times be based and predominantly used, operated and located in the continental United States (except as authorized by Sublessor, its principal or its affiliate); and (y) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (i) that is excluded from the Required Coverages (or specifically not covered by such insurance), (ii) with which the United States does not maintain favorable diplomatic relations (except for such flights permitted with respect to Sublessee, as well as the Lessor Parties and the Aircraft, under Applicable Law, and otherwise in compliance with all of the other provisions of this Sublease and the other Sublease Documents, including, all of the other clauses of this sentence), (iii) in any area of recognized or threatened hostilities, (iv) if as a result, payment of any related claim under the Required Coverages is likely to be prohibited under any trade or other economic sanction or embargo by the United States, (v) in violation of any of the Sublease Documents or any Applicable Standards, or (vi) in a manner that causes it to be deemed to have been used or operated “predominantly” outside of the United States, as that phrase is used in Section 168(g)(1)(A) of the Code. Sublessee shall adopt, implement and comply with all security measures required by any Applicable Law (except as authorized by Sublessor, its principal or its affiliate) the provisions of the Required Coverages, or that Sublessee reasonably deems are necessary for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.

5.3Maintenance. Sublessee agrees that, with respect to the Airframe, the Engines, the APU and each Part, Sublessee will at its own expense, perform or cause to be performed the following: (a) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards, (b) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy, (c) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Sublessee, ordinary wear and tear from proper use alone excepted, (d) promptly replace all Parts (i) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (ii) if not previously replaced pursuant to clause (i), as and when required by any Applicable Standards, including any applicable life limits, (e) maintain (in English) all Records in accordance with Applicable Standards, and (f) enroll and maintain the Engines in an Engine Maintenance Program. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel, as applicable, utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engine, any APU, or any Part. Without limiting the foregoing, Sublessee shall comply with all mandatory service bulletins and airworthiness directives by causing compliance with such bulletins and directives to be completed, as and when required thereby, through corrective modification in lieu of operating manual restrictions; provided, however, that, so long as no Default or Event of Default is then existing and a method of compliance other than terminating action is permitted by the airworthiness directive or mandatory service bulletin, and conforms to the other Applicable Standards, then Sublessee shall have one hundred twenty (120) days (or such shorter period as may be required under such airworthiness directive or mandatory service bulletin)to complete the terminating action and/or corrective modification (as applicable) with regard to any such applicable mandatory service bulletin and/or airworthiness directive, as the case may be, and Sublessee may continue to operate the Aircraft under Applicable Law and/or Applicable Standards, as the case may be, during such one hundred twenty (120) day period (or such shorter period as may be required under the airworthiness directive or service bulletin) by repetitive inspections or by operating manual restrictions but only to the extent that such Applicable Law and/or Applicable Standards, as the case may be, permit such operation of the Aircraft by any such repetitive inspections or operating manual restrictions, as the case may be.

5.4Additions, Alterations, Etc. Except as required by Applicable Law, Sublessee will not make or authorize any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements (other than temporary replacements), mechanisms and devices added by Sublessee or on its behalf shall immediately, without further act, become part of the Aircraft and subject to this Sublease and the other Sublease Documents (including Lessor’s Interest granted or otherwise created hereby and thereby), and title thereto shall immediately vest in Lessor and Owner Participant without any payment by, or any cost or expense to any Lessor Party.

5.5Loaner Engines or APU. In the event any Engine or the APU is damaged, being inspected, repaired or overhauled and provided no Event of Default has occurred and is continuing, Sublessee, at its option, may temporarily substitute another engine or APU, as applicable, of the same make and model as the Engine or APU, as applicable, being repaired or overhauled (any such substitute engine or APU, as applicable, being hereinafter referred to as a “Loaner Engine” or “Loaner APU”, as applicable) during the period of such repair or overhaul, and provided further (a) installation of the Loaner Engine or Loaner APU, as applicable, is performed by a maintenance facility certified by the FAA and the manufacturer with respect to an aircraft of this type, (b) the Loaner Engine or Loaner APU, as applicable, is removed and the repaired or overhauled original Engine or APU, as applicable, is reinstalled on the Airframe promptly upon completion of the repair or overhaul but in no event later than the earlier of one hundred eighty (180) days after removal, or the expiration, cancellation or earlier termination of this Sublease, and (c) the Loaner Engine or Loaner

APU, as applicable, is free and clear of any Lien that is reasonably likely (in Sublessor’s reasonable good faith discretion) to impair Lessor’s rights or interests in the Aircraft, and is maintained in accordance herewith.

5.6Aircraft Registration. On the Acceptance Date, and at all times thereafter until this Sublease is terminated or the Aircraft is returned to Sublessor in accordance with the terms of this Sublease, Sublessee shall cause the Aircraft to be effectively and otherwise validly registered in Lessor’s name on the Registry, and the currently assigned U.S. registration number to remain authorized for use by Lessor on the Aircraft, in each case, in accordance with the Registration Requirements (except for any such failure that is the direct result of a Lessor-Related Deregistration); and without limiting the foregoing (including the referenced exception), or any other provision of this Sublease, Sublessee shall:

(a)cause a valid Registration Certificate to be maintained at all times within the Aircraft and without limiting the foregoing Sublessee shall (i) notify Sublessor immediately of any event or circumstance of which it becomes aware with respect to which the Registration Requirements require further action by Sublessor or Lessor (other than those for which Sublessor or Lessor receives sole notification from the Governmental Authority or any other party), and (ii) comply with any and all of the Registration Requirements;

(b)with respect to any Defective Registration (and without waiving Sublessee’s responsibility to avoid such circumstance as set forth in Section 5.6(a) above), the Aircraft shall not be operated until authorized by the Registration Requirements, and Sublessee shall (i) comply with the FARs and other Applicable Laws relating to such Defective Registration, and (ii) ground and store the Aircraft in accordance with terms of this Sublease; and

(c)fully and timely cooperate with Sublessor; pay or reimburse Sublessor upon its demand for all reasonable and documented fees, charges, or other amounts payable or incurred in connection with any of the foregoing, and take any and all of the other actions contemplated herein, as and when required by the Registration Requirements or as otherwise reasonably requested by Sublessor, including with respect to any disposition permitted under the Sublease Documents.

Sublessor agrees to provide and to cause Lessor to provide its reasonable cooperation to Sublessee with respect to Sublessee’s compliance with the provisions of this Section 5.6; provided, however, with respect to any such Defective Registration, (unless directly resulting from a Lessor-Related Deregistration), in no event will Lessor be deemed liable to Sublessee as a result of any Defective Registration (unless directly resulting from a Lessor-Related Deregistration).

Notwithstanding the foregoing, if there is any NCT Law Change, each of Sublessor and Sublessee shall reasonably cooperate with the other party and with Lessor for the purpose of promptly resolving any related Aircraft registration issues.

5.7No Disposition or Liens; and Exceptions.

(a)No Dispositions, Liens, Etc. Except as permitted by this Sublease or instructed or directly caused by Sublessor or Lessor, Sublessee shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic Governmental Authority) or dispose of, or grant or otherwise create a Lien (other than a Permitted Lien) against, the Airframe, or any Engine, APU or Part, related associated rights, international interests, prospective international interests, or any proceeds, nor shall it attempt, or suffer or permit, any of the foregoing. Sublessee shall be permitted, however, to enter into Permitted Third Party Agreements and shall be permitted to deliver possession of the Airframe, or any Engine, APU or Part to another Person for the purpose of complying with any of the other provisions of this Section 5, in each case, if and to the extent consistent with the provisions of the Sublease Documents. Sublessee will warrant and defend Lessor’s Interest in and to the Aircraft (including Lessor’s good and marketable title thereto), and the validity, perfection and first priority of Lessor’s Interest in the Aircraft, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Sublessee will (a) not create, assume or suffer to exist any Liens on or with respect to the Aircraft, or Sublessor’s interest therein (other than Permitted Liens); and (b) promptly take such action as directed by Sublessor or by Lessor to duly discharge any such unpermitted Liens and in the event of conflicting instructions by Sublessor and Lessor, shall follow the written instruction of Lessor.

(b)Exceptions. So long as no Event of Default has occurred and is continuing, Sublessee may enter into and remain a party to one or more time sharing agreements under §91.501(b)(6) of the FARs with officials or guests of Sublessee (each, a “Timesharer”), subject to the satisfaction of, and compliance by Sublessee and such Timesharer with, all of the following throughout the term of such arrangement (a “Permitted Third Party Agreement”):
(i)Reserved.

(ii)Any operation of the Aircraft pursuant to any such Permitted Third Party Agreement shall be limited to operation by Lessee pursuant to a time sharing or other arrangement or agreement with an affiliated Interested Third Party pursuant to either Section 91.501(b)(5) or Section 91.501(b)(6) of the FARs, and so long as Lessee does not relinquish possession or operational control of the Aircraft pursuant thereto, and any such operation by Sublessee shall comply with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Sublease Documents pertinent to the operation of the Aircraft by such party.

(iii)The Permitted Third Party Agreement shall (A) be and remain, subordinate to Lessor’s Interest in and with respect to the Aircraft, and under the Sublease Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe or the Engines, (C) not permit any further disposition of or Lien against the Aircraft by Timesharer, or any change in registration or unpermitted change in the Primary Hangar Location of the Aircraft, (D) not contain material provisions that are inconsistent with the material provisions of any of the Sublease Documents or cause Sublessee to breach any of its representations, warranties or agreements under any of the Sublease Documents, and (E) be in conformity with all applicable requirements of the FARs and other Applicable Laws.

(iv)Reserved.

(v)Reserved.

(vi)(A) No such Permitted Third Party Agreement shall reduce any of Sublessee’s obligations, or any Lessor Party’s rights or Sublessor’s rights, under any of the Lease Documents or any of the Sublease Documents, (B) all of Sublessee’s obligations under the Sublease Documents shall be and remain primary as to Sublessor and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (C) none of the Lessor Parties and Sublessor is waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Sublease Documents except as provided by the Non-Recourse Agreement.

5.8Return Requirements. Upon the expiration, cancellation, or other termination of this Sublease, Sublessee shall at its sole expense return the Aircraft to Sublessor in accordance with, and otherwise pay, perform and comply with, all of the provisions of the Return Addendum (all of which are hereby incorporated herein), in each case as and when required hereby.

SECTION 6.LOSS OR DAMAGE.

6.1Risk of Loss. As of the Acceptance Date, and at all times thereafter unless and until the Aircraft is returned to Sublessor pursuant to the provisions of this Sublease, Sublessee shall bear the risk of any Event of Loss or other loss, theft, confiscation, taking, unavailability, damage or partial destruction of the Aircraft, and shall not be released from its obligations hereunder in the event of any damage or Event of Loss to the Aircraft or any part thereof. With respect to any repairable damage to the Aircraft, Sublessee shall: (a) repair the same in accordance with all of the applicable provisions of this Sublease (including as provided in Section 5.3); and (b) provide written notice to Sublessor thereof if constituting Material Damage either concurrently with its report of same to the applicable Governmental Authority, or (if no such report is required) within ten (10) days of the occurrence of such Material Damage. The required notice must be provided together with any damage reports provided to the FAA or any other Governmental Authority, the insurer or Supplier, and any documents existing at the time of such notice pertaining to the repair of such damage, including copies of work orders, and all invoices for related charges.

6.2Loss of Aircraft. Upon the occurrence of any Event of Loss with respect to the Airframe or the Aircraft, Sublessee shall notify Sublessor within five (5) Business Days of the date thereof. On the Casualty Payment Date, Sublessee shall pay to Sublessor any Rent then due, plus the Casualty Value of the Aircraft determined as of such Casualty Payment Date, together with interest at the Late Payment Rate for the period (if any) from the Casualty

Payment Date through the date of payment. Upon making the applicable payment required hereby, Sublessee’s obligation to pay further Basic Rent for the Aircraft subsequent to such payment shall cease, but Sublessee shall remain liable for, and pay as and when due, all Supplemental Rent, and this Sublease shall terminate (except for the provisions hereof which by their terms survive any termination of this Sublease, and except for any right of Sublessee to recover possession of the Aircraft, if recoverable, subject to the requirements of any third party insurance carrier, the rights of any other Person claiming an interest therein (other than if constituting a Lessor Lien), and any other pertinent terms of this Sublease). Notwithstanding the foregoing, this Section 6.2 shall not apply in the event that such occurrence does not trigger a corresponding demand from Lessor to Sublessor under the Lease.

6.3Loss of an Engine or an APU. Upon an Event of Loss with respect to any Engine or APU (as applicable, a “Lost Item”), but not the Airframe, Sublessee shall give Sublessor prompt written notice thereof, and within one hundred twenty (120) days after the occurrence of such Event of Loss replace such Lost Item with a Permitted Replacement by complying with the provisions of this Section 6.3, and during such one hundred twenty (120) day period, Sublessee may temporarily substitute a Loaner Engine or Loaner APU as set forth in Section 5.5 above. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Sublessee, at its own cost and expense, shall (i) furnish Sublessor with such documents to evidence such replacement, (ii) cause Lessor to have good and marketable title to the Permitted Replacement as provided for under this Sublease, and (iii) take such other actions as may reasonably be required by Lessor to cause Lessor’s Interest in such Permitted Replacement to be validly created and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office, as applicable. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU”, as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby. Upon full compliance by Sublessee with the terms of this paragraph, and to the extent that Sublessor receives the same from Lessor, Sublessor will transfer to Sublessee all of Sublessor’s right, title and interest, if any, in and to such Lost Item, which transfer shall be “AS-IS, WHERE-IS”.

6.4Credit for Loss Payments. If Sublessor or Lessor receives a payment under any of the Required Coverages, or from a Manufacturer or Governmental Authority, in connection with an Event of Loss of an Airframe, or an Engine or any APU, and such payment is in immediately available funds, then provided no Event of Default shall have occurred and be continuing, and Sublessee shall have complied with the provisions of Sections 6.2 or 6.3, as applicable, Sublessor shall, at Sublessee’s option, remit or cause such proceeds to be remitted to Sublessee (a) up to an amount equal to (i) the amount paid by Sublessee to Sublessor as the Casualty Value pursuant to Section 6.2, if applicable, or (ii) the amount of the replacement costs actually incurred by Sublessee with respect to any Permitted Replacement pursuant to Section 6.3, or (b) if payment has not yet been made under Section 6.3, credit such proceeds against any amounts owed by Sublessee pursuant to Section 6.3. In addition, any excess insurance proceeds shall be retained by Sublessor. If recoverable, Sublessor shall be entitled to recover possession of the Aircraft and to any salvage value in excess of the Casualty Value paid to Sublessor, but subject to the requirements of any third party insurance carrier, the rights of any other Person claiming an interest therein (other than if constituting a Lessor Lien) and any other pertinent terms of this Sublease). Sublessor shall not be under any duty to Sublessee to pursue any claim against any Person in connection with an Event of Loss, but Sublessee, in its sole discretion, may do so at its own cost and expense and with Sublessor’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

SECTION 7.INSURANCE.

7.1Insured Risks. Sublessee agrees to maintain at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility reasonably satisfactory to Lessor and Sublessor (but in no event having an A.M. Best or comparable agency rating of less than “A-”):

(a)(i) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage resulting from a crash or collision of the Aircraft or recorded in flight emergency causing abnormal operating of the Aircraft, in an amount not less than $300,000,000.00 for each single occurrence, and (ii) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (i) and (ii) be less than the coverage amounts as may then be required by Applicable Law;

(b)“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the Casualty Value of the Aircraft (as set forth in Schedule No. 3); and

(c)war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (a) and (b), as applicable.

7.2Policy Terms. Any policies of insurance carried in accordance with this Section 7 and any policies taken out in substitution or replacement of any such policies shall (a) be endorsed to name Sublessor and each Lessor Party as an additional insured as its interests may appear (but without responsibility for premiums), (b) provide, with respect to insurance carried in accordance with Section 7.1(b) or (c) above, that, except as set forth in Section 7.3, any amount payable thereunder paid directly to Servicing Agent as sole loss payee and not to Servicing Agent and Sublessee jointly, (c) provide for thirty (30) days’ (ten (10 days’ in the case of nonpayment and seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material adverse change, or non-renewal, (d) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (e) waive any right of set-off against Sublessor and each Lessor Party, and any rights of subrogation against such party, (f) provide that in respect of the interests of Sublessor and each Lessor Party in such policies, that the insurance shall not be invalidated by any action or inaction of Sublessee or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Sublessee or any other Person operating or in possession of the Aircraft, and (g) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance. Sublessor expressly acknowledges and agrees that the Required Coverage does not cover loss of the Records.

7.3Proceeds to Sublessee. Provided that no Event of Default has occurred and is continuing, (a) proceeds that are equal to or less than $500,000.00 shall be paid directly to Sublessee for the purpose of repairing and remediating any loss or casualty to the Aircraft which does not constitute an Event of Loss; or (b) if the aggregate amount thereof is more than $500,000.00, it shall be paid to Lessor and Sublessor shall promptly upon receipt of Sublessee’s written request therefor either (i) reimburse (to the extent of the proceeds paid by the insurer) Sublessee for payments made by Sublessee to the facility that repaired and/or remediated such loss or casualty or (ii) make payment of the proceeds directly to the facility that repaired and/or remediated such loss or casualty; in either such case, upon and after (A) the completion of such repairs and/or remediation, and confirmation that the same have caused the Aircraft to fully conform to the standards set forth in this Sublease, including Section 5.3 hereof, (B) upon presentation of the invoice from such facility for such repair and/or remediation for the amount being requested by Sublessee, and (C) with respect to any request for reimbursement, proof that the amount being requested was fully and finally paid by Sublessee to such facility. Sublessor shall provide its cooperation to Sublessee and the applicable insurer, and shall coordinate with Servicing Agent to provide its cooperation, for the purpose of authorizing the insurer’s payment of such insurance proceeds directly to Sublessee.

7.4Additional Requirements. Sublessee shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 7. Sublessee agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Sublessor’s reasonable request, as and when Sublessor or Lessor reasonably and in good faith deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Timesharer’s anticipated use of the Aircraft or other similar pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars. At least ten (10) days prior to the policy expiration date for any Required Coverages, Sublessee shall furnish to Sublessor and to Lessor an insurance certificate or other evidence requested by Sublessor or Lessor of the renewal or replacement of any such coverages complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.

SECTION 8.GENERAL AND TAX INDEMNIFICATIONS.

8.1General Indemnification. Sublessee hereby agrees to pay, indemnify, and hold Sublessor, its agents, employees, officers, members, attorneys-in-fact, lawyers, successors and assigns (collectively, the “Indemnified Parties”) harmless on an after-tax basis, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, demands, costs, expenses and disbursements of any kind and nature whatsoever (each, a

“Claim”), which may be imposed on, incurred by or asserted against any Indemnified Party, but only to the extent such Indemnified Party shall not also be indemnified as to any such Claim by any other Person, in any way relating to or arising out of (a) Sublessee’s sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (after delivery or acceptance of any of the same), registration or re-registration, return, removal, repossession, storage or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, including the same that result in injuries, death, destruction, or other harm or loss to persons or property, Persons or property, with respect to the Aircraft or (b) the breach (including any Default or Event of Default) or enforcement of any of the terms of the Sublease Documents, provided, that Sublessee shall have no obligation to indemnify an Indemnified Party with respect to Claims directly (a) arising from the gross negligence or willful misconduct or fraud of such Indemnified Party; (b) covered under Section 8.2; (c) arising from acts or events that occur after redelivery of the Aircraft to Sublessor in accordance with this Sublease; or (d) to the extent such Claims would not have arisen if Sublessor owned the Aircraft rather than leasing the Aircraft from Lessor. In the event that any Indemnified Party receives from any Party, including but not limited to the insurer or a Lessor Party, any insurance proceeds in good and immediately available funds pursuant to any of the liability policies required by Section 7.1(a) or (c) hereof or receives any other indemnification payment with respect to any monetary Claim for which Sublessee has previously paid to such Indemnified Party in good and immediately available funds an indemnity payment, such Indemnified Party shall refund such indemnity payment to Sublessee solely out of and up to the amount of such insurance proceeds or such other payment, as applicable. If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Sublessee of any obligation hereunder except to the extent any such failure by an Indemnitee to notify Sublessee materially prejudices Sublessee’s ability to limit or avoid by practical means the responsibility to pay the amounts being indemnified hereunder with respect to such Claim.

8.2General Tax Indemnity. On the Acceptance Date, and at all times thereafter (subject to the exceptions provided below):

(a)Tax Reporting. Sublessee shall prepare and file only such tax returns, registrations, declarations and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft, or any part of either thereof that Sublessee is required to file under Applicable Law. With respect to the payment of property taxes, Sublessor and Sublessee will cooperate with each other, and Sublessor will cause Lessor to cooperate, with all reasonable and good faith requests of Sublessor or Sublessee to mitigate, reduce and apportion such property taxes, so long as such requests do not violate any Applicable Law, do not result in any risk of civil or criminal liability for Sublessee, Sublessor or Lessor, do not result in any reasonable risk of the imposition of a Lien on or the sale, forfeiture or loss of the Aircraft or any part thereof or interest therein (unless, in the case of the imposition of a Lien, Sublessee has provided security for such Lien reasonably satisfactory to Lessor).

(b)Impositions. Sublessee hereby further agrees to pay on or before the due date, directly to the appropriate federal, state, local or foreign taxing authority or other Governmental Authority (a “Taxing Authority”) when required by Applicable Law to make such direct payment or, if such direct payment to a Taxing Authority by Sublessee is not required under Applicable Law, directly to Sublessor with sufficient prior notice and assistance as reasonably requested in order for Sublessor to timely cause payment before the due date (i) the Washington State business and occupation (B&O) taxes on the Basic Rent Payment, (ii) as shown on said returns and all taxes assessed, billed or otherwise payable with respect to Sublessee’s operation of the Aircraft, any part of or interest thereof, or the transactions contemplated by the Sublease Documents and the Permitted Third Party Agreements; (iii) all license and/or registration or filing fees, assessments, governmental charges and use, property, excise, privilege, value added, withholding and other taxes (including any related interest, charges or penalties) or other charges or fees now or hereafter imposed by any Taxing Authority, on Sublessor or any other Person in possession of the Aircraft or any part thereof, the Aircraft or any part of or interest thereof, the Rent (or other amounts payable under the Sublease Documents and the Permitted Third Party Agreements), or the transactions contemplated by the Sublease Documents and the Permitted Third Party Agreements, including any of the same imposed with respect to the landing, airport use, manufacturing, ordering, shipment, inspection, acceptance, rejection, delivery, installation, management, pooling, interchange, time sharing, chartering, operation, possession, use, maintenance, repair, condition, removal, registration, de-registration, abandonment, repossession, storage, return, or other disposition of the Aircraft or any part thereof, the Rent (or other amounts under the Sublease Documents and the Permitted Third Party Agreements) or any part thereof, or any interest in any thereof; provided, however, Sublessor shall bear all costs associated with importing the Aircraft into the EU and the risk of the assessment of any value added taxes arising from EU operations; and (iii) any penalties, charges, interest, fines, additions to tax or costs imposed with respect to any items referred to in sub-

clauses (i) and (ii); the items referred to in sub-clauses (i) and (ii) above being referred to herein collectively, as “Impositions”; except that “Impositions” shall expressly exclude, and Sublessee shall have no such obligation in respect of, any of the same if (A) such tax is a property or similar tax owed by Lessor or Sublessor on the ownership of the Aircraft, (B) imposed against Lessor or Sublessor and imposed on or measured by the net income, capital or net worth of Lessor or Sublessor by the jurisdiction in which Lessor or Sublessor was incorporated or formed, or in which a Lessor Party or Sublessor has a place of business, (C) imposed as a result of the manufacturing, ordering, shipment, inspection, acceptance, delivery, or registration of the Aircraft, (D) arising from the gross negligence or willful misconduct of Sublessor or a Lessor Party (unless imputed by Applicable Law), (E) arising from acts or events that occur after redelivery of the Aircraft to Sublessor or Lessor in accordance with this Sublease or the Sublease Consent or (F) imposed on Sublessor or Lessor as a result of its failure to timely make any filing or return for which Sublessor or a Lessor Party is responsible pursuant to this Section 8.2 and for which Sublessee has timely and properly paid to Sublessor all Impositions in good and immediately available funds, and has provided such information and assistance as Sublessor may reasonably require from Sublessee to enable Sublessor to fulfill its filing and return obligations (or exercise its rights with respect thereto). Sublessee will indemnify Sublessor from, and defend and hold Sublessor harmless, on an after-tax basis against, any and all such Impositions. Any Impositions which are not paid when due and which are paid by Sublessor shall, at Sublessor’s option, become immediately due from Sublessee. For the avoidance of doubt, Sublessee shall not be obligated to indemnify Sublessor or any of the Lessor Parties for any Tax Loss or under the Special Tax Indemnity Rider (each as defined in the Lease) or for or resulting from a breach of any provision in the Lease involving the operation of the Aircraft that would impact the classification of the Aircraft or the Transaction Documents or impact the Lessor Parties' tax treatment of the Aircraft or the Transaction Documents to the extent Sublessee is directed by or on behalf of Guarantor to operate the flights affecting such classification or treatment.

(c)Notices, Payment, Etc. Sublessor shall provide or cause to be provided to Sublessee notice of any such Impositions for which Sublessor intends to hold Sublessee responsible under this Section 8.2, provided that the failure to give such notice shall not relieve Sublessee of responsibility under this Section 8.2 except to the extent such failure or delay materially prejudices Sublessee’s ability to limit or avoid by practical means the responsibility for such Impositions, and upon such notice to Sublessee, such Impositions shall become due to Sublessor and shall be paid [ten(10)] days in advance of the due date of such Imposition; provided, however, if such notice is received by Sublessee less than [ten (10)] days in advance of the due date of such Imposition, the Imposition shall be paid by Sublessee no later than the end of the next Business Day. Sublessee shall promptly provide Sublessor, at Sublessee’s cost and expense, with copies of all returns and documents for which it is responsible under this Section 8.2, as well as receipts for payment of such Impositions.

(d)Right to Contest. Notwithstanding anything to the contrary herein, Sublessee may contest, at its sole cost and expense, any assessment of any Imposition so long as such contest is pursued directly with the appropriate Taxing Authority, in good faith, with due diligence and by appropriate proceedings, so long as Sublessor has not advised Sublessee in writing that Lessor has determined that such proceedings involve, in Sublessor’s and Lessor’s sole but good faith judgment, a material danger of the sale, foreclosure, transfer, forfeiture or loss of the Aircraft or any property comprising the Aircraft or Lessor’s title thereto, or the respective rights or interest of any Lessor Party, Sublessor or Sublessee therein.

8.3Survival. Sublessee’s obligations under this Section 8 shall survive any expiration, cancellation or other termination of this Sublease.

SECTION 9.EVENTS OF DEFAULT AND REMEDIES.

9.1Events of Default. The term “Event of Default”, wherever used herein, shall mean:

(a)any non-payment of, including any failure by Sublessee to pay, (i) any Basic Rent or Casualty Value, or other accelerated amount, as and when due pursuant to this Sublease or any of the other Sublease Documents (whether on a specified payment date, or by acceleration, upon demand or otherwise), and such non-payment or other failure continues for a period of ten (10) days from and including such date; or (ii) any Supplemental Rent or any other amount as and when due pursuant to this Sublease or any of the other Sublease Documents, excluding any amounts covered by clause (i) (whether on a specified payment date, or by acceleration, upon demand or otherwise) and such non-payment or other failure continues for a period of ten (10) days from and including the date of receipt of written notice of a payment default from Sublessor; or

(b)Reserved;

(c)(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Sublessee shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; (iii) Sublessee shall fail to comply with any provision of any of the Sublease Documents restricting Liens and other dispositions relating to the Aircraft or the unpermitted assignment or delegation or Sublessee’s respective rights or obligations under any of the Sublease Documents (including Section 5.6 hereof); or (iv) any failure to return the Aircraft to Sublessor on the date and in the manner required by this Sublease or any of the other Sublease Documents; or

(d)(i) any representation or warranty made by Sublessee to or in favor of Sublessor or in any of the Sublease Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time) and such representation or warranty and any harm suffered by Sublessor and any of the Lessor Parties is not cured within thirty (30) days after written notice from Sublessor identifying the representation or warranty that is incorrect, misleading or inaccurate (but such notice and cure period will not be applicable unless such representation or warranty and related harm are all curable by practical means within such notice period); or (ii) Sublessee shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 9.1) required to be performed or observed by it under this Sublease or in any of the other Sublease Documents, and such failure remains uncured for thirty (30) days after written notice thereof from Sublessor to Sublessee specifying the nature of such non-compliance (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Sublessor of any Default or Event of Default within ten (10) days of an officer of Sublessee becoming aware of its occurrence; or

(e)(i) Sublessee shall (A) generally fail to pay its debts as they became due, admit its inability to pay its debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against Sublessee in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its creditors; or (ii) a petition against Sublessee in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within sixty (60) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to Sublessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of Sublessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of sixty (60) days after the filing date; or

(f)Reserved; or

(g)(i)  any repudiation by Sublessee of its obligation for the payment or performance of the Obligations, or (ii) any allegation or judicial determination that any of the Sublease Documents is unenforceable in any material respect; or

(h)any event or condition constituting a material breach or other material default by Sublessee under the Sublease Consent, after giving effect to any notice or grace period described in the related clause of this Section 9.1.

9.2Remedies. If an Event of Default occurs and is continuing, in addition to all other rights and remedies granted to it in this Sublease and in the other Sublease Documents. Sublessor may exercise all rights and remedies of a lessor under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Sublessee), or otherwise available to Sublessor under any other Applicable Law. Without limiting the generality of the foregoing, Sublessee agrees that upon the occurrence of an Event of Default, Sublessor, following thirty (30) days after receipt written notice from Sublessor or Servicing Agent to Sublessee, if such Event of Default is curable, in its sole discretion, may exercise any one or more of the following remedies: (a) proceed at law or in equity, to enforce specifically Sublessee’s performance or to recover damages; (b) declare this Sublease in default, or cancel this Sublease or otherwise terminate Sublessee’s rights, but not its obligations under this Sublease and the other Sublease Documents (including Sublessee’s right to use and possess the Aircraft), and Sublessee shall promptly return the Aircraft, to Sublessor (or such other party as shall be identified to Sublessee in writing by Sublessor) in accordance with the terms hereof and thereof; (c) to the extent permitted by Applicable Law, enter the premises where the Aircraft is located and take immediate possession of and remove (or disable in place) the Aircraft (or the APU, any Engines and Parts then unattached to the Aircraft), by self-help, summary proceedings or otherwise without liability or cost (including for storage or rent) (provided, however, the remedies in Section 9.2(c) shall not give Sublessor or any of the Lessor Parties the right to keep the Aircraft in the Primary Hangar Location where it will be based during the Term); (d) [reserved]; (e) preserve the Airframe and Engines, and their respective value (but without any obligation to do so), immobilize or keep idle the Airframe or any Engine, manage, re-sublease or otherwise dispose of the Airframe, any Engine or other property relating to the Aircraft, whether or not in Sublessor’s possession to the extent permitted under the Lease; (f) apply any deposit or other cash collateral, or collect and apply any proceeds, at any time to reduce any amounts due to Sublessor; (g) [reserved]; (h) terminate any Permitted Third Party Agreement without regard as to the existence of any event of default thereunder and recover, or cause Sublessee to relinquish possession and return the Aircraft, including the Engines and Parts, pursuant to this Section 9.2, or exercise any and all other remedies under the Sublease Consent; (i) demand and obtain from any court speedy relief pending final determination available at law (including, without limitation, possession, control, custody or immobilization of the Aircraft or preservation of the Aircraft or its fair market value); and (j) exercise any and all other remedies provided in Section 9.3, elsewhere in this Sublease or in any of the other Sublease Documents. For the avoidance of doubt, Sublessor shall not be permitted to exercise any of the Remedies set forth in this Section 9.2 to the extent the Event of Default was caused by the act or omission of Sublessor.

9.3Reserved.

9.4Costs, Etc. Sublessee shall be liable for, and pay to Sublessor upon demand, all reasonable and documented costs, charges and expenses incurred by Sublessor in enforcing or protecting its rights under this Sublease or any other Sublease Documents, whether by reason of any Default or Event of Default, or otherwise, including, (a) any reasonable and documented expenses incurred by Sublessor in connection with effecting performance on Sublessee’s behalf (when Sublessee has been notified by Sublessor and has failed to perform; except that no such notice requirement shall be applicable upon or after the occurrence of an Event of Default of the type described in Sections 9.1(a) or (e) shall have occurred and be continuing), together with interest thereon at the Late Payment Rate, until repaid, and (b) any other reasonable and documented legal fees, disbursements, insurance, expert witness fees, consultant fees, repossession, Impositions, Lien removal, recovery, storage, inspection, appraisal and repair.

9.5Acknowledgments, Waivers, Etc. Sublessee hereby acknowledges and agrees as follows: (a) None of the provisions of this Section 9, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. (b) No right or remedy is exclusive, and each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Sublessor at law or in equity, including, such rights and/or remedies as are provided for in the Cape Town Convention or the UCC (but solely as and to the extent the provisions thereof may otherwise entitle Lessor to exercise remedies directly against Sublessee, any such exercise of remedies against Sublessee shall be subject to the Sublessee Limitation and the Non-Recourse Agreement), but in no event shall Sublessor be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. (c) No express or implied waiver by Sublessor of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. (d) The failure or delay of Sublessor in exercising any available rights or remedies upon the occurrence of any event shall not constitute a waiver of any such right or remedy upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Sublessor shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. (e) All remedies set forth herein shall survive the expiration, cancellation or other termination of this Sublease for any reason whatsoever. (f) Sublessee hereby waives any rights under the UCC or the Cape Town Convention to cancel or repudiate this Sublease or any of the other Sublease Documents, to reject or revoke acceptance of the Aircraft or any component thereof, to suspend performance, and to recover from Sublessor any general, special, incidental or consequential damages, for any reason whatsoever.

9.6Reserved.

9.7Sublessor’s Default under the Lease.

(a)Sublessee acknowledges and agrees that upon the occurrence of any Event of Default by Sublessor under the Lease, Lessor shall have the right at its sole election to exercise any and all of the following remedies: (i) Lessor may exercise all of its rights, powers and remedies under the Lease, including, without limitation, its right to demand and recover possession of the Aircraft, notwithstanding any rights or interests Sublessee or Timesharer may have; (ii) Lessor may terminate the Sublease to the extent still in effect (provided, however, that if the Aircraft is in flight when Sublessee is notified in writing of the existence and continuation of such Event of Default or when Sublessee receives a Termination Notice, Sublessee shall promptly (consistent with the flight crew's regulatory obligations) return the Aircraft to the Primary Hangar Location (after disembarking the passenger(s) at the scheduled destination, if applicable) and, notwithstanding anything to the contrary in the Termination Notice, the termination of the Lease and/or Sublease, as applicable, shall not be effective until the Aircraft has returned to the Primary Hangar Location and Sublessee has completed its post flight inspection and the Sublease shall terminate automatically and without further action; and (iii) Lessor may exercise any other remedy (including interim remedies) available to it pursuant to Applicable Law, including without limitation, under the UCC and/or the Cape Town Convention, subject to the Non-Recourse Agreement. All rights granted in this Section 9.7 shall be cumulative and not alternative, shall be in addition to and shall in no manner impair or affect Lessor’s right under the Lease, or any other agreement, statute or rule of law (other than the Non-Recourse Agreement).

(b)Sublessee agrees to cooperate with all reasonable requests of Lessor to enable Lessor to exercise of any such rights, powers and remedies, including Lessor's right to recover possession of the Aircraft. Sublessee agrees that it shall, (i) upon receipt of Lessor’s written notice of its termination of the Sublease (the “Termination Notice”) and demand with respect thereto, take all reasonable steps to promptly make the Aircraft (including any Engine, APU, or any Part thereof, or Records relating thereto) available to Lessor or its authorized designee, (A) at either the Primary Hangar Location provide reasonable access to Lessor subject to security requirements subject to Lessor, its employees, agents and representatives complying with all security procedures imposed by Applicable Law and all other security procedures reasonably imposed by Sublessee or any third party at the location where the Aircraft is located; and (ii) provide reasonable cooperation with the reasonable requests of Lessor in connection therewith. Sublessor shall be liable for any costs, charges or expenses incurred by Lessor or Sublessee in enforcing or protecting their respective rights under the Sublease Documents. Notwithstanding anything to the contrary in Section 9.7, Sublessee shall be paid or reimbursed by Lessor for any reasonable costs incurred by Sublessee in connection with the return of the Aircraft to the Primary Hangar Location if Sublessee is in flight at the time Sublessee is notified in writing of the existence and continuation of such Event of Default or when Sublessee receives a Termination Notice, and Sublessor shall remain responsible to Lessor for any amounts so paid by Lessor. Notwithstanding anything to the contrary in this Section 9.7 or in Section 10.4, Sublessee shall not be obligated to provide such assistance nor shall it be obligated to pay damages or the Casualty Loss Value to the Lessor Parties when the provision of such assistance could, in the reasonable business judgment of Sublessee, cause undue business risk to Sublessee.

SECTION 10.NOTICES, REPORTS, FURTHER ASSURANCES AND INSPECTIONS.

10.1Notices. Sublessee shall give written notice to Sublessor of (a) the occurrence of any Event of Default of which Sublessee’s officers have knowledge, within five (5) Business Days of acquiring such knowledge; (b) the occurrence of any Event of Loss within the time period set forth in Section 6.2; and (c)  the commencement or threat of any material litigation or proceedings that would reasonably be expected to impair Sublessee’s ability to perform its obligations under the Sublease Documents or any material litigation or proceedings that would reasonably be expected to adversely affect the Aircraft or any Collateral, or the ability of Lessee to comply with its obligations under the Sublease Documents, within five (5) Business Days of acquiring knowledge of the same (For purposes of this clause (c), “material litigation or proceedings” shall be limited to litigation or proceedings involving an amount in excess of $10,000,000.00); and (d) any dispute between Sublessee and any Governmental Authority or other party that involves Aircraft and that is reasonably likely to materially interfere with Sublessee’s ability to fulfill its obligations hereunder, within five (5) Business Days of acquiring knowledge of any such dispute.

10.2Reserved.

10.3Further Assurances. Sublessee shall, at Sublessor’s sole expense, promptly execute and deliver to Sublessor such further instruments, UCC and FAA filings and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Sublessor or, upon written notification from Lessor that an Event of Default under the Lease has occurred and is continuing, Lessor may from time to time reasonably request in order to further carry out the intent and purpose of the Sublease Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including Lessor’s Interest) created, or intended to be created, in favor of Sublessor or Lessor thereby.

10.4Inspection. Sublessor or Lessor (or any other Lessor Party) shall have the right, but not the duty, to inspect the Aircraft, any component thereof and the Records, at any reasonable time and from time to time, wherever located, upon reasonable prior written notice to Sublessee provided that the parties will reasonably cooperate in arranging for such inspection so as not to interfere with the normal operation of the Aircraft by Sublessee or Timesharer, or the conduct of business by Sublessee or, if applicable, such Timesharer; except that no advance notice shall be necessary prior to any inspection conducted, and such inspection may be conducted at any time, after the occurrence of a Default that is continuing or an Event of Default that is continuing subject to compliance with security procedures reasonably imposed at the Primary Hangar Location, or at such other permitted location by the applicable Permitted Sublessee or Permitted Manager or a third party landlord or owner of the hangar location of the Aircraft at such time (the “Applicable Security Procedures”). Upon request of Sublessor or Lessor, Sublessee promptly shall confirm to Sublessor or Lessor the location of the Aircraft and the Records and shall, subject to the provisions of the preceding sentence and the last sentence of this Section 10.4, take all reasonable steps to make the Aircraft and the Records available to such party for inspection. Sublessee shall be responsible for the reasonable and documented cost of any inspection conducted after the occurrence of a Default by Sublessee that is continuing or an Event of Default by Sublessee that is continuing, and shall pay Sublessor such amount as additional Rent within ten (10) days of written demand. Notwithstanding anything to the contrary in Section 9.7 or in this Section 10.4, Sublessee shall not be obligated to provide such assistance nor shall it be obligated to pay damages or the Casualty Loss Value to the Lessor Parties when the provision of such assistance could, in the reasonable business judgment of Sublessee, cause undue business risk to Sublessee.

SECTION 11.MISCELLANEOUS.

11.1Construction and Related Matters. All representations and warranties made in this Sublease and in the other Sublease Documents shall survive the execution and delivery of this Sublease, and the timesharing of the Aircraft pursuant to the Sublease Documents. Without limiting any other provision of this Sublease regarding the survival of Sublessee’s obligations hereunder or under any of the other Sublease Documents, Sublessee’s obligation to pay Supplemental Rent, and any of its other obligations under this Section 11, shall survive the expiration, cancellation or other termination of this Sublease. This Sublease may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. IF, NOTWITHSTANDING THE PARTIES’ CONTRARY INTENTION, THIS SUBLEASE CONSTITUTES “CHATTEL PAPER,” ONLY COUNTERPART NO. 1 OF THIS LEASE AND THE LEASE SUPPLEMENT SHALL BE CONSIDERED “CHATTEL PAPER” FOR PURPOSES OF THE UCC. The execution hereof on behalf of Sublessee and Sublessor shall be deemed to constitute the acceptance by Sublessee and Sublessor of the terms and conditions of each and every addendum, rider, supplement, annex and exhibit hereto as if such document was separately and individually executed on behalf of such party hereto and shall constitute a part of this Sublease. The headings of the Sections hereof are for convenience only, are not part of this Sublease and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Sublessee’s and Sublessor’s obligations under this Sublease. Any provision of this Sublease that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Sublease, which shall remain in full force and effect.

11.2Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, (ii) upon delivery by a nationally recognized overnight delivery service, or (iii) five (5) Business Days after being deposited in the U.S. mail, return receipt requested, first class postage prepaid, and addressed to Sublessor or Sublessee, as the case may be, at their respective addresses set forth under their signatures hereto or such other address as either party may hereafter designate by written notice to the other, or (iv) when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent if sent during the normal business hours of the recipient or, if sent after such normal business hours or if sent on other than a Business Day, the next Business Day.

11.3No Third Party Beneficiary. This Sublease does not confer any rights or remedies upon any Person other than Sublessor except for such rights and remedies available to any Lessor Party through the Sublease Consent subject to the Non-Recourse Agreement.

11.4Sublessor’s Performance. If Sublessee fails to perform or comply with any of its agreements within the time period provided for such performance or compliance, including any applicable grace periods, that are contained herein or in the other Sublease Documents, including its obligations to keep the Aircraft free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Sublessor shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement, and Sublessor shall provide prompt written notice thereof to Sublessee; provided, however, the above-referenced grace periods and notice requirements shall not apply to any payments made by Sublessor pursuant to Section 9.4, unless such grace and notice requirements are expressly provided for in Section 9.4. Any reasonable and documented expenses of Sublessor incurred in connection with effecting such performance or compliance, together with interest thereon at the Late Payment Rate from the date incurred until reimbursed, shall be payable by Sublessee to Sublessor as Rent promptly on demand. Any such action shall not be a cure or waiver of such Default or Event of Default hereunder.
11.5Assignment. This Sublease is not assignable by Sublessor or Sublessee. Should the Lease or Lease Documents be assigned by any Lessor Party (each, an “Assignor”), upon the written request and at the cost of Sublessor, Sublessee agrees (i) to promptly execute and deliver an insurance certificate naming the beneficiary of such assignment (the “Assignee”) as additional insured and (if applicable) loss payee and otherwise evidencing the Required Coverages and such other documents and assurances reasonably requested by such Assignor or Assignee, as provided herein, (ii) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Sublessor (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Sublessor’s reasonable and good faith judgment), and (iii) to comply with any and all other reasonable requirements of any Assignee in connection with any such assignment.

11.6Entire Agreement. This Sublease and the other Sublease Documents constitute the entire understanding and agreement between Sublessor and Sublessee with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements, both written and oral, between Sublessor and Sublessee relating to the transactions contemplated herein. The terms of this Sublease may not be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.

11.7Governing Law, Forum and Jury Trial Waiver.

(a)Jurisdiction. Sublessee and Sublessor hereby irrevocably consent and agree that any legal action, suit or proceeding arising out of or in any way in connection with this Sublease or any of the other Sublease Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as either party may elect or in any other state or Federal court as either party shall deem appropriate, and by execution and delivery of this Sublease, each of Sublessee and Sublessor hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Each of Sublessee and Sublessor irrevocably consent to service of any summons and/or legal process in accordance with the notice provisions of Section 11.2 (to the extent such provisions are not inconsistent with Applicable Law) at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Sublease or in any of the other Sublease Documents shall affect the right to service of process in any other manner permitted by law or limit the right of either party to bring actions, suits or proceedings in the courts of any other jurisdiction. Each party further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Sublessor and Sublessee may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.

(b)Governing Law; Binding Effect. This Sublease shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Sublease shall be binding upon and inure to the benefit of Sublessee and Sublessor and their respective successors and assigns, except as otherwise expressly provided herein.

(c)Jury Waiver. EACH OF SUBLESSEE AND SUBLESSOR HEREBY KNOWINGLY AND FREELY WAIVES ITS RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS SUBLEASE OR ANY OF THE OTHER SUBLEASE DOCUMENTS.

11.8No Assumption. Nothing in this Sublease or the Transaction Documents shall constitute an assumption by Sublessee of any responsibility for Sublessor’s compliance with the terms of the Lease and the Lease Documents.

SECTION 12.TRUTH IN LEASING. UPON ENTERING INTO THE SUBLEASE SUPPLEMENT FOR THE PURPOSE OF, AMONG OTHER THINGS, ACCEPTING THE AIRCRAFT UNDER THIS SUBLEASE IN ACCORDANCE WITH THE TERMS HEREOF AND THEREOF, SUBLESSOR CERTIFIES AS FOLLOWS: THE AIRCRAFT, AS EQUIPMENT, BECAME SUBJECT TO THE MAINTENANCE REQUIREMENTS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS (“FARS”) UPON THE REGISTRATION OF THE AIRCRAFT WITH THE FAA. SUBLESSOR FURTHER CERTIFIES THAT DURING THE TWELVE (12) MONTHS (OR PORTION THEREOF AFTER THE AIRCRAFT WAS DELIVERED TO SUBLESSOR), THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FARS. SUBLESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FARS FOR OPERATIONS TO BE CONDUCTED UNDER THIS SUBLEASE. UPON EXECUTION OF THIS SUBLEASE, AND DURING THE TERM HEREOF, SUBLESSEE, WHOSE NAME AND ADDRESS ARE SET FORTH IMMEDIATELY BELOW, ACTING BY AND THROUGH THE SIGNATORY HERETO, WHO EXECUTES THIS SUBLEASE SOLELY IN THE CAPACITY SET FORTH BELOW HER/HIS SIGNATURE, CERTIFIES THAT SUBLESSEE SHALL BE RESPONSIBLE FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS SUBLEASE (WHILE IT HAS POSSESSION OF THE AIRCRAFT). SUBLESSEE FURTHER CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FARS. AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FARS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE.

[Signatures on Next Page]

IN WITNESS THEREOF the parties hereto have caused this Sublease to be duly executed as of the date first written above by their respective officers thereunto duly authorized.

Sublessor: CLOVERDALE SERVICES, LLC	Sublessee: STARBUCKS CORPORATION
By:/s/Timothy Donlan	By:/s/ Troy Alstead
Name: Timothy Donlan	Name: Troy Alstead
Title: Manager	Title: Chief Financial Officer
Address: c/o The McCutchen Group 925 Fourth Avenue, Suite 2288 Seattle, WA 98104	Address: 2401 Utah Avenue South Seattle, WA 98134 United States of America

Signature Page

ANNEX A
DEFINITIONS
The following terms shall have the following meanings for all purposes of the Sublease:
A.    Rules of Interpretation. (1) The following terms shall be construed as follows: (a) “herein,” “hereof,” “hereunder,” etc.: means in, of, under, etc. the Sublease as a whole (and not merely in, of, under, etc. the section or provision where the reference occurs); (b) ”including”: means including without limitation unless such term is followed by the words “and limited to,” or similar words; and (c) “or”: means at least one, but not necessarily only one, of the alternatives enumerated. (2) Any defined term used in the singular preceded by “any” indicates any number of the members of the relevant class. (3) Except as otherwise indicated, all the agreements and instruments defined herein or in the Sublease shall mean such agreements and instruments as the same may from time to time be supplemented or amended, or as the terms thereof may be expressly waived or modified to the extent permitted by, and in accordance with, the terms thereof. (4) Any reference in the Sublease Documents to the “Return Addendum”, shall mean that certain rider or addendum titled as such; and upon execution of the Sublease by Sublessee and Sublessor, shall be deemed to constitute execution and acceptance of the terms and conditions of such rider or addendum, and it shall supplement and be a part of the Sublease (each, an “Addendum”). (5) The terms defined herein and in the Sublease shall, for purposes of the Sublease and the Sublease Supplement, Addenda, annexes, schedules, and exhibits hereto and thereto, have the meanings assigned to them and shall include the plural as well as the singular as the context requires.
B.    CTC Terms. Certain of the terms used in the Sublease (“CTC Terms”) have the meaning set forth in and/or intended by the “Cape Town Convention”, which term means, collectively, (i) the official English language text of the Convention on International Interests in Mobile Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time (the “Convention”), (ii) the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time (the “Protocol”), and (iii) the related procedures and regulations for the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry (the “International Registry”), issued by the applicable supervisory authority pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time. By way of example, but not limitation, these CTC Terms include, “administrator”, “associated rights”, “contract of sale”, “sale”, “prospective sale”, “proceeds”, “international interests”, “prospective international interest”, “security assignment”, “transfer”, “working days”, “consent”, “final consent”, “priority search certificate”, “professional user entity”, “transacting user entity” and “contract”; except “proceeds” shall also have the meaning set forth below.
C.    Schedule Terms. The following terms shall have the respective meanings set forth for such terms in Schedules No. 2 and 2-A for all purposes of the Sublease: Basic Rent Date, Basic Rent Percentage, Basic Term, Renewal Term, Daily Rent Percentage, Expiration Date, First Basic Rent Date, Last Basic Rent Date, Lessor’s Cost and Rent Commencement Date.
D.    Other Defined Terms.
“Acceptance Date” shall mean the date on which Sublessee irrevocably and unconditionally accepts the Aircraft for sublease under the Sublease as evidenced by the execution and delivery of, and specified as such in, the Sublease Supplement.
“Aircraft” shall mean, collectively, the Airframe, the Engines, the APU and the Records; and all accessories, additions, accessions, alterations, modifications, Parts, repairs and attachments now or hereafter affixed thereto or used in connection therewith, and all Permitted Replacements and all other replacements, substitutions and exchanges (including trade-ins) for any of the foregoing.
“Airframe” shall mean, collectively, (i) the airframe described in Schedule No. 1, and shall not include the Engines or APU, and (ii) any and all related Parts.
“airworthiness directives” shall have the meaning set forth in the FARs.

ANNEX A

“Applicable Law” shall mean all applicable laws, statutes, treaties, conventions, judgments, decrees, injunctions, writs and orders of any Governmental Authority and rules, regulations, orders, directives, licenses and permits of any Governmental Authority as amended and revised, and any judicial or administrative interpretation of any of the same, including the airworthiness certificate issued with respect to the Aircraft, the Cape Town Convention, the UCC, the Transportation Code, TSA regulations, FARs, airworthiness directives, and/or any of the same relating to the Aircraft generally or to noise, the environment, security, public safety, insurance, taxes and other Impositions, exports or imports or contraband.
“Applicable Standards” shall mean, collectively, (i) Applicable Law, (ii) the requirements of the Required Coverages, and (iii) all Maintenance Requirements.
“APU” shall mean (i) the auxiliary power unit described and listed by manufacturer’s serial number in Schedule No. 1, whether or not hereafter installed on the Aircraft or any other airframe from time to time; (ii) any auxiliary power unit constituting a Permitted Replacement; and (iii) any and all related Parts.
“Article 2A” shall mean that certain version of “Uniform Commercial Code - Subleases” as adopted and in effect in the applicable jurisdiction.
“Assignee” and “Assignor” shall each have the meanings respectively set forth in Section 11.5 hereof.
“AS-IS, WHERE-IS” shall mean “AS-IS WHERE-IS”, and “WITH ALL FAULTS”, without any representation or warranty, express or implied, of any kind whatsoever, by, or any recourse of any kind whatsoever, to Sublessor or any Lessor Party, except that Sublessor will warrant the absence of Lessor’s Liens and Sublessor’s Liens.
“Basic Rent” shall have the meaning set forth in Section 2.1 of the Sublease.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks located in New York, New York or Seattle, Washington are closed or are authorized to close.
“Casualty Payment Date” shall mean, with respect to an Event of Loss, whichever of the following dates as may then be applicable: (a) the next Basic Rent Date following the earlier of either (i) the receipt of the related casualty insurance proceeds payable pursuant to the Required Coverages, or (ii) the sixtieth (60th) day following the occurrence of such Event of Loss; or (b) if such Event of Loss occurs after the last Basic Rent Date, then on the earlier of either (i) the receipt of the related casualty insurance proceeds payable pursuant to the Required Coverages, or (ii) the sixtieth (60th) day following the occurrence of such Event of Loss.
“Casualty Value” shall mean, for any Casualty Payment Date, an amount equal to, whichever of the following amounts as may then be applicable: (a) the Lessor’s Cost, multiplied by the applicable percentage set forth on Schedule No. 3 for the corresponding Basic Rent Date, or (b) if the Casualty Payment Date is after the last Basic Rent Date, an amount equal to the Lessor’s Cost, multiplied by the applicable percentage set forth on Schedule No. 3 for the last Basic Rent Date.
“charter” or “chartering” means the provision of on-demand commercial air transportation in accordance with Part 135 of the FARs.
“Claim” shall have the meaning set forth in Section 8.1 hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Effective Date” shall have the meaning set forth in the preamble of the Sublease.
“Daily Rent” shall mean any daily rent payable during the Term pursuant to this Sublease in a per diem amount equal to the product of (a) the Lessor’s Cost, multiplied by (b) the Daily Rent Percentage, for each day of the referenced period.
“Default” shall mean an event or circumstance that, after the giving of notice or lapse of time, or both, would become an Event of Default.

ANNEX A

“Defective Registration” shall mean any failure to cause the Aircraft to be effectively registered with the Registry in the name of Lessor in accordance with the applicable Registration Requirements, for any reason whatsoever, including should such registration be revoked, canceled or expired or otherwise deemed to have ended or been invalidated pursuant to the Registration Requirements; provided, however, no such failure shall constitute a “Defective Registration” for the purposes of this definition if such failure is the direct result of a Lessor-Related Deregistration.
“Engine” shall mean (i) each of the engines described in Schedule No. 1, whether or not hereafter installed on the Airframe or any other airframe from time to time; (ii) any engine constituting a Permitted Replacement; and (iii) any and all related Parts.
“Engine Maintenance Program” shall mean an agreement, in form and substance reasonably satisfactory to Sublessor entered into from time to time between Sublessee and such vendor as Sublessee may designate and as may be reasonably satisfactory to Sublessor, which provides for the maintenance and/or overhaul of the Engines consistent with the Engine manufacturer’s service program.
“Estimated Annual Hours” shall mean the anticipated number of average annual flight hours as shown on Schedule No. 2-A.
“Event of Default” shall have the meaning set forth in Section 9.1 of the Sublease.
“Event of Loss” with respect to the Aircraft (other than the Records), the Airframe, an Engine, or any APU shall mean any of the following events: (i) loss, theft or disappearance of such property or the use thereof due to theft or disappearance for a period of more than thirty (30) consecutive days, (ii) destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever; (iii) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss or constructive total loss; (iv) the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by the act of any foreign or domestic Governmental Authority for a period of more than thirty (30) consecutive days (“Requisition of Use”); (v) [reserved]; or (vi) with respect to an Engine or any APU, the removal thereof from the Airframe for a period of six (6) consecutive months or longer, whether or not such Engine or APU is operational. The date of such Event of Loss shall be the date of such destruction, damage or Return to Manufacturer, or the expiration date of the periods specified above for such theft, disappearance, Requisition of Use, prohibition, unfitness for use, or removal for the applicable stated period.
“FAA” shall mean the United States Federal Aviation Administration, or such other Governmental Authority succeeding to the functions of such aeronautical authority.
“FARs” shall mean the Federal Aviation Regulations and any Special Federal Aviation Regulations (Title 14 C.F.R. Part 1 et seq.), together with all successor regulations thereto.
“GAAP” shall mean generally accepted accounting principles consistently applied.
“Governmental Authority” shall mean any court, governmental or administrative body, instrumentality, department, bureau, commission, agency or authority having jurisdiction over the party or matter at issue.
“Impositions” shall have the meaning set forth in Section 8.2(b) of the Sublease.
“Indemnified Parties” shall have the meaning set forth in Section 8.1 of the Sublease.
“Late Payment Rate” shall mean the lesser of a rate equal to 1.0% per month or the highest rate permitted by Applicable Law. The Late Payment Rate shall be computed on the basis of a 360-day year and a 30-day month.
“Lease” shall mean that certain Aircraft Lease dated as of September __, 2013 by and between Lessor and Sublessor, as amended and supplemented.
“Lease Documents” shall have the meaning set forth in Annex A of the Lease.
“Lessor” shall have the meaning set forth in the preamble of the Lease.
“Lessor Parties” shall mean Lessor, Trust Bank, Owner Participant, Servicing Agent and any Assignees.

ANNEX A

“Lessor-Related Deregistration” shall mean any de-registration resulting from either (i) Lessor’s failure to accurately complete or effectively file any required registration filing (including the Lessor’s failure to file the AC Form 8050-1A in a timely fashion) despite Sublessee’s having provided Sublessor or Lessor, on a timely basis, with all of the information and other cooperation requested by Lessor or otherwise required in connection with such filing; (ii) Lessor not being deemed a “citizen of the United States” within the meaning of the Transportation Code; or (iii) Sublessor’s failure to provide necessary information or cooperation to Lessor without direct fault of Sublessee.
“Lessor’s Interest” shall mean (a) Lessor’s good and marketable title to the Aircraft (including the Airframe and each Engine), (b) the first priority international interest, or other Lien granted to or created in favor of any of the Lessor Parties pursuant to the Sublease (including Section 11.3 thereof), or any of the other Transaction Documents, in, against, under and with respect to the Airframe and Engines or any other property comprising the Aircraft, and (c) any and all rights, interests and remedies of any of the Lessor Parties under the Sublease or any of the other Transaction Documents relating to any of the foregoing.
“Lessor’s Liens” shall mean any Liens against the Aircraft or any Engine, APU or Parts created or granted by any of the Lessor Parties or resulting from claims against such Lessor Party, in either such case, unrelated to either (a) the transactions contemplated in the Lease Documents, or (b) any matter, the responsibility for which is allocated to Sublessee under any of the Sublease Documents, whether the subject of any representation, warranty, agreement, acknowledgment, indemnity or other assurance.
“Liens” shall mean all liens, claims, demands, charges, security interests, leaseholds, international interests and other Registerable Interests and encumbrances of every nature and description whatsoever, including, without limitation, any rights of third parties under Third Party Agreements and any registrations on the International Registry.
“Loaner APU” shall have the meaning set forth in Section 5.5 of the Sublease.
“Loaner Engine” shall have the meaning set forth in Section 5.5 of the Sublease.
“Lost Item” shall have the meaning set forth in Section 6.3 of the Sublease.
“Maintenance Program” shall mean the manufacturer’s airframe maintenance program to the extent covered by any applicable warranty, and thereafter, in accordance with the manufacturer’s prescribed maintenance program and procedures.
“Maintenance Requirements” shall mean, with respect to the Airframe or the Engines, APU or any Part, all compliance requirements set forth in or under (A) all maintenance manuals (in electronic format or otherwise) initially furnished with respect thereto, including any subsequent amendments or supplements to such manuals issued by the manufacturer or supplier thereof from time to time, (B) all applicable mandatory service bulletins issued, supplied, or available by or through the applicable manufacturer with respect thereto, (C) all conditions to the enforcement of any warranties pertaining thereto, (D) Sublessee’s FAA-approved maintenance program with respect to the Airframe, the Engines, APUs or Part, as applicable, and (E) any Maintenance Program or Engine Maintenance Program.
“Manufacturer” shall mean each manufacturer identified on Schedule No. 1 and its successors and assigns.
“Material Damage” shall mean any damage: (a) (i) the repair of which is required to be reported pursuant to any governmental reporting requirement on an FAA Form 337, or (ii) to the extent that no FAA Form 337 was required or issued in connection with any damage incident, the cost to repair or replace all items in connection with such damage incident exceeds $25,000.00 (except that, solely for the purposes of Section 6.1(b), such amount shall be $75,000), or (b) with respect to which an insurance claim is being made
“NCT Law Change” shall mean any change to Applicable Law pertinent to the use of a non-citizenship trust for the purpose of Lessor’s maintaining the valid registration of the Aircraft in Lessor’s name on the FAA Registry, which change when deemed effective creates a reasonable risk to Lessor’s maintaining such valid registration, or renders such continued registration impractical in any material respect.
“Non-Recourse Agreement” shall mean that certain Non-Recourse Agreement dated as of the date hereof among Lessor, Sublessor, Sublessee and Guarantor.

ANNEX A

“Obligations” shall mean all obligations and liabilities of Sublessee under the Sublease and any and all of the Sublease Documents at any time owing to Sublessor, whether direct or indirect, matured or unmatured, primary or secondary, certain or contingent, or acquired by or otherwise created in favor of Sublessor, including without limitation any and all Rent or other periodic payments, taxes and other Impositions, indemnities, liquidated damages, accelerated amounts, return deficiency charges, Casualty Value Payments, and other reimbursements, administrative charges, all interest, including interest at the Late Payment Rate, attorneys’ fees or enforcement and other costs, which may at any time be payable in accordance with the Sublease Documents, together with all claims for damages arising from or in connection with the failure to punctually and completely pay or perform such obligations.
“Parts” shall mean all appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than a complete Engine or APU) that may from time to time be incorporated or installed in or attached to the Airframe, the Engines or the APU, and any and all such appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment removed therefrom so long as the same have not been released from the Lessor’s Lien pursuant to the applicable terms of the Sublease.
“Permitted Liens” shall mean (a) the Lessor’s Liens and Sublessor’s Liens, (b) any Permitted Third Party Agreements, (c) Liens for taxes either not yet due or being contested, and (d) inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s, or other like Liens arising in the ordinary course of business of Sublessee or Timesharer for sums not yet delinquent or being contested; except that any such contest described in clauses (c) or (d) must be conducted by Sublessee or a Timesharer, in good faith, with due diligence and by appropriate proceedings, so long as Sublessor has not advised Sublessee in writing that Lessor has determined in accordance with the Lease that such proceedings involve, in Lessor’s sole but good faith judgment, material danger of the sale, foreclosure, transfer, forfeiture or loss of the Aircraft or any property comprising the Aircraft, or Lessor’s title thereto, or the respective rights or interest of any Lessor Party or Sublessor therein, and for the payment of which adequate reserves are being maintained in accordance with GAAP or other appropriate provisions reasonably satisfactory to Lessor have been made; and with respect to any such Lien existing at the time the Aircraft shall become subject to Lessor’s Interest, such Lien must be subordinated, as and to the extent required in any of the Sublease Documents.
“Permitted Replacement” shall have the meaning provided in Section 6.3.
“Permitted Third Party Agreement” shall have the meaning provided in Section 5.7(b).
“Person” shall mean any individual, partnership, corporation, limited liability company, trust, association, joint venture, joint stock company, or non-incorporated organization or Governmental Authority, or any other entity of any kind whatsoever.
“Primary Hangar Location” shall mean the location identified as such on Schedule No. 1 hereto.
“proceeds” shall have the meaning assigned to it in the UCC, and in any event, shall include, but not be limited to, all goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights, investment property, deposit accounts and supporting obligations (to the extent any of the foregoing terms are defined in the UCC, any such foregoing terms shall have the meanings given to the same in the UCC), and all of Sublessee’s rights in and to any of the foregoing, and any and all rents, payments, charter hire and other amounts of any kind whatsoever due or payable under or in connection with the Airframe or the Engines, including, without limitation, (A) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Sublessee from time to time, (B) any and all payments (in any form whatsoever) made or due and payable to Sublessee from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture by any Governmental Authority or any other Person (whether or not acting under color of any Governmental Authority), and (C) any and all other rents or profits or other amounts from time to time paid or payable.
“Records” shall mean any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical, and overhaul records (whether in written or electronic form) with respect to the Airframe, the Engines, any APU, and all Parts, including, without limitation, all records (i) required to be maintained by the FAA or any other Governmental Authority having jurisdiction, or by any manufacturer or supplier  with respect to the enforcement of warranties or otherwise, (ii) evidencing Sublessee’s compliance with Applicable Standards, or (iii) with respect to any maintenance service program; provided, however, that Records shall not include any financial records Sublessor or any Timesharer or any passenger records.

ANNEX A

“Registerable Interests” shall mean all existing and prospective international interests and other interests, rights and/or notices, sales and prospective sales, assignments, subordinations, and discharges, in each case, susceptible to being registered at the International Registry pursuant to the Cape Town Convention.
“Registration Certificate” shall mean a currently effective Certificate of Aircraft Registration, AC Form 8050-3, or any other certificate issued to Lessor evidencing the currently effective registration of the Aircraft in its name, in connection with the operation of the Aircraft in the United States pursuant to the Registration Requirements, or any other document as may then be required to be maintained within the Aircraft by such Registration Requirements, either together with or in lieu of such certificate.
“Registration Requirements” shall mean the requirements for registering aircraft with the Registry under 49 U.S.C. §§ 44101-44104, and 14 C.F.R. Part 47 as then in effect, any successor laws, rules or regulations pertaining to applicants for and holders of a Registration Certificate, the U.S. registration number for the Aircraft, and any such other FARs and other Applicable Laws, in each case as and to the extent pertaining to the registration of Lessor’s ownership of the Aircraft with the Registry, including any renewal of such registration, or replacement of any such Registration Certificate.
“Registry” shall mean the FAA Civil Aviation Registry, Aircraft Registration Branch, or any successor registry having an essentially similar purpose pertinent to the ownership registration of the Aircraft pursuant to the Registration Requirements.
“Rent” shall have the meaning set forth in Section 2.1 of the Sublease.
“Required Coverages” shall mean any of the insurance coverages required under the Sublease or any of the other Sublease Documents.
“Requisition of Use” shall have the meaning set forth in the Event of Loss definition contained herein.
“Return to Manufacturer” shall have the meaning set forth in the Event of Loss definition contained herein.
“Schedules No. 1, 2, 2-A, or 3” shall mean any of Schedules No. 1, 2, 2-A, or 3, as applicable, to the Sublease Supplement.
“service bulletins” shall have the meaning set forth in the FARs.
“Servicing Agent” shall mean RBS Asset Finance, Inc. and its successors, and any Assignee permitted under Section 11.5 of the Sublease.
“Sublease Consent” shall mean that certain Consent to Sublease dated as of the date hereof between and among Lessor, Sublessor and Sublessee.
“Sublease Documents” shall mean the Sublease (including the Sublease Supplement), the Sublease Consent, the Non-Recourse Agreement and all other agreements, instruments, or documents entered into pursuant to or in connection with the Sublease.
“Sublease Supplement” shall mean a supplement to the Sublease to be entered into as of the Acceptance Date by Sublessee, which supplement shall be substantially in the form attached to the Sublease, and upon execution by Sublessee shall constitute a part of the Sublease.
“Sublessee Party” shall mean Sublessee together with its successors and permitted assigns.
“Sublessor’s Liens” shall mean any Liens against the Aircraft or any Engine, APU or Parts created or granted by Sublessor or resulting from claims against Sublessor to the extent not caused by a Default by Sublessee of any matter, the responsibility for which is allocated to Sublessee under any of the Sublease Documents, whether the subject of any representation, warranty, agreement, acknowledgment, indemnity or other assurance.
“Supplemental Rent” shall have the meaning set forth in Section 2.1 of the Sublease.

ANNEX A

“Supplier” shall mean the “Supplier” or “Suppliers”, as the case may be, identified as such on Schedule No. 1 and their respective successors and assigns.
“Taxing Authority” shall have the meaning set forth in Section 8.2(b).
“Term” shall mean, collectively, (a) the period, if any, from and including the Acceptance Date through, but not including, the Rent Commencement Date, (b) the Basic Term and (c) any Renewal Term or Renewal Terms entered into pursuant to the Sublease.
“Termination Notice” shall have the meaning set forth in Section 9.7.
“Third Party Agreements” shall mean any and all subleases, interchange agreements, management agreements, charter agreements, pooling agreements, timeshare agreements, engine, airframe or aircraft maintenance programs and any other similar agreements or arrangements of any kind whatsoever relating to the Airframe, the Engines or the APU.
“Timesharer” shall have the meaning set forth in Section 5.7(b).
“Transaction Documents” shall mean, collectively, the Sublease Documents and any other document, agreement or instrument entered into for the purposes of effectuating the transactions contemplated in the Sublease Documents, or relating thereto.
“Transportation Code” shall mean Subtitle VII of Title 49 of the United States Code, as amended and recodified.
“Trust Bank” shall mean Wells Fargo Bank Northwest, National Association.
“TSA” shall mean the Transportation Security Administration and/or the Administrator of the TSA, or any Person, Governmental Authority succeeding the functions of any of the foregoing.
“U.S. Dollars” shall have the meaning set forth in Section 2.1 hereof.
“UCC” shall mean the Uniform Commercial Code as then in effect in the applicable jurisdiction.

ANNEX A